Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Increases Share Repurchase Authorization to $7.7 Billion

Company Enters $1.7 Billion Accelerated Share Repurchase Agreement to Return Net Proceeds from Starbucks Arbitration Award to Shareholders

DEERFIELD, Ill. – Dec. 3, 2013 – Mondelēz International today announced that its Board of Directors has approved an increase of $1.7 billion in the company’s current share repurchase program. The company is now authorized to repurchase up to $7.7 billion of Mondelēz International Class A Common Stock through 2016, up from the previous authorization of $6 billion. In addition, the company has entered into an accelerated share repurchase (ASR) agreement to purchase $1.7 billion of the company’s common stock.

“These actions are consistent with our ongoing commitment to return capital to our shareholders,” said Chairman and CEO Irene Rosenfeld. “Following the resolution of the Starbucks arbitration, we said we would use the net proceeds of the award to buy back shares. This ASR transaction enables us to do that in a quick and cost-effective manner.”

Upon completion of the ASR, which is expected no later than the second quarter 2014, the company will have returned at least $4 billion to shareholders in the form of dividends and share repurchases since its launch as a new company in October 2012. After giving effect to the ASR transaction, the company will have $4.8 billion remaining under its existing share repurchase authorization.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2012 revenue of $35 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in chocolate, biscuits, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Cadbury, Cadbury Dairy Milk and Milka chocolate, Jacobs coffee, LU, Nabisco and Oreo biscuits, Tang powdered beverages and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com and www.facebook.com/mondelezinternational.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “intend,” “expect” and similar expressions are intended to identify our forward-looking statements, including, but not limited to, statements about the terms and conditions of, and completion of, our accelerated stock repurchase agreement and future share repurchases. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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